Galaxy Gaming Reports Q4 and Full Year 2017 Financial Results

LAS VEGAS, April 2, 2018 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer, manufacturer and distributor of casino table games and enhanced systems, announced today its results for the quarter and fiscal year ending December, 31, 2017.

Financial Highlights

Q4 2017 vs. Q4 2016

Revenue increased 21% to $3,891K

Adjusted EBITDA increased 26% to $1,465K

Pre-tax income increased 4,392% to 412K

Net loss of $66K vs net income of $112K

Full Year 2017 vs. Full Year 2016

Revenue increased 19% to $14,856K

Adjusted EBITDA decreased 3% to $5,084K

Pre-tax income decreased 78% to 553K

Net loss of $11K vs net income of $1,765K

Balance Sheet Improvements (vs. December 31, 2016)

Cash increased 51% to $3,486K

Total debt (gross) decreased 14% to $9,648K

Stockholders’ equity increased 18% to $5,462K

Executive Comments

“We finished the year well, with year-over-year revenue growth in the quarter of 21%,” stated Todd Cravens, Galaxy’s President and CEO.  "More importantly, revenue growth exceeded expense growth, resulting in year-over-year growth in adjusted EBITDA for the first time this year.  We will continue to make additions in headcount and other resources to support our long-term growth, but we are hopeful that we can deliver increases in both revenue and adjusted EBITDA in 2018.”

“We had revenue growth of 19% for the year compared to 14% for 2016 and 11% for 2015.  We had a small loss for the year but were profitable (before tax expense) in Q4,” said Harry Hagerty, the Company’s Chief Financial Officer. “Our cash flow remains strong.  We paid down debt by 14% to $9.6 million and were still able to increase cash by more than 50% to $3.5 million. We were comfortably in compliance with the financial covenants in our debt instruments at year-end.  In 2018, we will seek to capitalize on our cash and cash flow to reduce the cost and increase the flexibility of our capital position.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Progressive Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Dona Cassese

(702) 939-3254